UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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FIRST SOUTH BANCORP, INC.
(Name of the Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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First South Bancorp, Inc.

April 15, 2016

Dear Fellow Stockholder:

You are invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of First South Bancorp, Inc. (the “Company”) to be held at the First South Bank (the “Bank”) Operations Center located at 220 Creekside Drive, Washington, North Carolina on Thursday, May 26, 2016, at 11:00 a.m., Eastern Time.

The attached Notice of Annual Meeting and Proxy Statement (the “Proxy Materials”) describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company. Also enclosed is a copy of our 2015 Annual Report. Directors and officers of the Company and the Bank will be present at the Annual Meeting to respond to any questions that you and other stockholders may have.

The Proxy Materials and our 2015 Annual Report are also available to our stockholders on a publicly accessible Internet website. You may read, print and download our Proxy Materials and our 2015 Annual Report at www.edocumentview.com/FSBK. Also included on the publicly accessible Internet website is our Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of two directors; the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2016; and voting on a proposal submitted by a stockholder if properly presented at the Annual Meeting. The Board of Directors unanimously recommends a vote “FOR” the election of the director nominees; “FOR” the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2016; and “AGAINST” the stockholder proposal.

On behalf of the Board of Directors, we urge you to vote now, even if you currently plan to attend the Annual Meeting. Please sign, date and return the accompanying Proxy Card or vote by telephone or Internet as soon as possible. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend the meeting. It will also help ensure that a quorum is present for the conduct of business at the meeting.

On behalf of the Board of Directors and all the employees of the Company and the Bank, I wish to thank you for your continued support.

Sincerely,

/s/ Bruce W. Elder

Bruce W. Elder
President and
Chief Executive Officer

FIRST SOUTH BANCORP, INC.
1311 Carolina Avenue
Washington, North Carolina 27889

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 26, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of First South Bancorp, Inc. (the “Company”) will be held at the First South Bank (the “Bank”) Operations Center located at 220 Creekside Drive, Washington, North Carolina on Thursday, May 26, 2016, at 11:00 a.m., Eastern Time.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1. The election of two directors to serve three-year terms;

2. The ratification of the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3. A proposal submitted by a stockholder if properly presented at the Annual Meeting; and

such other matters that properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Stockholders of record at the close of business on April 4, 2016 will be entitled to vote at the Annual Meeting and any adjournments thereof.

We are enclosing a copy of First South Bancorp, Inc.’s 2015 Annual Report with this proxy statement.

You can vote in one of three ways as follows: Mark, sign and date your Proxy Card and return it promptly in the enclosed postage paid envelope; or, registered stockholders may call toll free 1-800-652-VOTE (8683) on a touch-tone phone (there is no charge to you for this call); or, via the Internet at www.investorvote.com/FSBK and follow the instructions.

If you choose to vote by signing and returning the enclosed Proxy Card, which is solicited by the Board of Directors, please mail it promptly in the enclosed postage paid envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William L. Wall

William L. Wall
Secretary

Washington, North Carolina

April 15, 2016

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. ENCLOSED IS A PROXY CARD WITH A SELF-ADDRESSED ENVELOPE FOR YOUR CONVENIENCE. NO POSTAGE WILL BE REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
OF
FIRST SOUTH BANCORP, INC.
1311 Carolina Avenue
Washington, North Carolina 27889

ANNUAL MEETING OF STOCKHOLDERS
May 26, 2016

GENERAL

This Proxy Statement is furnished to stockholders of First South Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at the First South Bank (the “Bank”) Operations Center located at 220 Creekside Drive, Washington, North Carolina on Thursday, May 26, 2016, at 11:00 a.m., Eastern Time, and at any adjournment thereof. The accompanying Notice of Annual Meeting and Proxy Card and this Proxy Statement are being released to stockholders on or about April 15, 2016.

VOTING AND REVOCABILITY OF PROXIES

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by written notice to William L. Wall, Secretary of the Company, at the address shown above, by filing a later-dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting or by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not in itself revoke such stockholder’s proxy.

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for director set forth in this Proxy Statement, FOR proposal 2 and AGAINST proposal 3. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Annual Meeting. If any other business is presented at the Annual Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. Shares held in “street name” which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock.  Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $6,500 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies.  In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, or by email, facsimile or telephone without receiving additional compensation. If you have questions about the Annual Meeting or need additional copies of the proxy material, please contact our proxy solicitation agent.

The Solicitation Agent for the Annual Meeting is:

Morrow & Co., LLC

470 West Avenue – 3rd Floor

Stamford, CT  06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call toll-free (855) 271-3859

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VOTING SECURITIES AND SECURITY OWNERSHIP

The securities entitled to vote at the Annual Meeting consist of the Company’s common stock, par value $.01 per share (the “Common Stock”). Stockholders of record as of the close of business on April 4, 2016 (the “Record Date”) are entitled to one vote for each share of Common Stock then held. As of April 4, 2016, there were 9,493,776 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least one-third of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Security Ownership of Management. As of April 4, 2016, the beneficial ownership of the Company’s Common Stock by each of the Company’s directors, named executive officers, and by directors and executive officers as a group was as follows:

	Shares of Common Stock Beneficially Owned as of April 4, 2016 (1)		Percent of Class (2)
Directors:
Lindsey A. Crisp	4,250		0.04%
Bruce W. Elder	47,975	(3)	0.50
Steve L. Griffin	1,130	(4)	0.01
Frederick N. Holscher	115,915	(5)	1.22
Frederick H. Howdy	203,000		2.14
L. Steven Lee	33,900	(6)	0.36
Charles E. Parker, Jr.	157,440	(7)	1.66
Marshall T. Singleton	261,672	(8)	2.76

Named Executive Officers Who Are Not Directors:
Scott C. McLean	9,208	(9)	0.10
J. Randall Woodson	55,570	(10)	0.58

All directors and executive officers of the Company as a group (13)	1,048,472	(11)	10.94

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting and investment power over the shares of the Common Stock.
(2)	Based on a total of 9,493,776 shares of Common Stock outstanding as of April 4, 2016.
(3)	Includes 15,000 shares Mr. Elder has the right to acquire upon the exercise of stock options exercisable within 60 days of April 4, 2016.
(4)	Includes 120 shares owned by Mr. Griffin’s spouse.
(5)	Includes 7,832 shares owned by Mr. Holscher’s spouse.

(6) Includes 5,000 shares owned by a family trust and 900 shares owned by Mr. Lee’s spouse.

(7)	Includes 225 shares owned by Mr. Parker’s spouse.
(8)	Includes 7,512 shares owned by Mr. Singleton’s spouse.
(9)	Includes 3,750 shares Mr. McLean has the right to acquire upon the exercise of stock options exercisable within 60 days of April 4, 2016
(10)	Includes 35,500 shares Mr. Woodson has the right to acquire upon the exercise of stock options exercisable within 60 days of April 4, 2016.
(11)	Includes 86,650 shares that Mr. Elder and all executive officers as a group have the right to acquire upon the exercise of options exercisable within 60 days of April 4, 2016.

Changes in Control. Management of the Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

As of April 4, 2016, no stockholder known to management owned more than 5% of the Company’s Common Stock.

PROPOSAL ONE — ELECTION OF DIRECTORS

General. The Board currently consists of eight members. The Company’s Articles of Incorporation require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. At the Annual Meeting, two directors will be elected for terms expiring at the 2019 Annual Meeting. The Board has nominated Bruce W. Elder and L. Steven Lee to serve as directors for a three-year period.

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Each nominee is currently a member of the Board. Under Virginia law and the Company’s Bylaws, directors are elected by a plurality of the votes present in person or by proxy at a meeting at which a quorum is present. It is intended that the persons named in the proxies solicited by the Board for the 2016 Annual Meeting will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The following table sets forth for each nominee for director and continuing directors of the Company, their age, the year they first became a director of the Company and the expiration of their term as a director. Each director of the Company also is a member of the Board of Directors of First South Bank (the “Bank”). All of the directors are independent under the current listing standards of the NASDAQ Stock Market, except for Mr. Elder, because he is an employee of the Company and the Bank. In determining the independence of the directors, the Board also considers transactions, relationships or arrangements between the Company, the Bank and its directors that are not required to be disclosed in the Company’s proxy statement.

Name	Age at December 31, 2015	Year first Elected as Director of the Company	Current Term to Expire	Position(s) Held
BOARD NOMINEES FOR TERMS TO EXPIRE IN 2019
Bruce W. Elder	53	2012	2016	Director, President and Chief Executive Officer
L. Steven Lee	65	2013	2016	Director
DIRECTORS CONTINUING IN OFFICE
Charles E. Parker, Jr.	79	1996	2017	Director
Marshall T. Singleton	76	1996	2017	Director
Lindsey A. Crisp	44	2015	2018	Director
Steve L. Griffin	62	2015	2018	Director
Frederick N. Holscher	67	1996	2018	Director
Frederick H. Howdy	84	1996	2018	Director

Qualifications of Directors. A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and incumbent directors should serve as a director of the Company is presented below. Each of these directors brings a unique perspective and set of qualifications to the Board. Many are natives of eastern North Carolina and are connected to the local community and the Bank’s market area through their professional pursuits and civic involvement. The Company’s directors have attended many educational programs sponsored by the North Carolina Bankers Association, as well as recurring training sessions with accountants, attorneys and consultants in order to keep them current and informed on key banking issues and strategies.

Bruce W. Elder has been a director of the Company and the Bank since August 2012, and also serves as President and Chief Executive Officer of each of them. Prior to joining the Bank, Mr. Elder was employed with Crescent Financial Corporation and Crescent State Bank of Cary, North Carolina from 1998 to 2012, serving as Senior Vice President and Chief Financial Officer; and with Mutual Community Savings Bank of Durham, North Carolina, serving as Chief Financial Officer. Mr. Elder attended North Carolina State University, graduating with a degree in accounting. He is also a Certified Public Accountant in the State of North Carolina and the Commonwealth of Virginia. Mr. Elder serves on the board of the Community Investment Corporation of the Carolinas. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Elder currently serves.

L. Steven Lee has been a director of the Company and the Bank since January 2013. Mr. Lee is a graduate of Chowan College, graduating with a degree in business administration, and the General Motors Merchandizing and Management School. He is the owner, President and General Manager of Lee Chevrolet, Inc. in Washington, North Carolina, which he joined in 1972. He has financial oversight responsibilities of his business, and has the experience necessary to read and understand fundamental financial statements. He is a member of the National Automobile Dealers Association (NADA) and the North Carolina Automobile Dealers Association (NCADA). He currently serves on the board of directors of the NCADA and the Dealers Choice Mutual Insurance Company. He is a member of the Kiwanis Club and the Washington Yacht and Country Club, having served as a member of the board of directors of each organization. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Lee currently serves.

Charles E. Parker, Jr. has been a director of the Bank since 1971. Mr. Parker attended Wake Forest University, graduating with a degree in physical education. In January 2014, Mr. Parker retired as Senior Vice President of the Robinson and Stith Insurance Agency in New Bern, North Carolina, after 25 years of service with the agency. He was co-owner of the Morris Insurance Agency in Washington, North Carolina from 1961 to 1988. In the insurance business, he has been active in the appraisal valuation of both residential and commercial property. He has served on the boards and as a member of many local and statewide civic and service organizations including the Craven Regional Medical Center Foundation, New Bern/Craven County Chamber of Commerce, Commodore of the Eastern Carolina Yacht Club, President’s Committee at Wake Forest University and the Wake Forest University Deacon Club. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Parker currently serves.

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Marshall T. Singleton has been a director of the Bank since 1990. In March 2014, Mr. Singleton retired and sold B.E. Singleton & Sons, a highway construction firm in Washington, North Carolina, of which he was a co-owner for the past 54 years. Mr. Singleton attended the Citadel University studying engineering. He has served on the boards and as a member of many local civic and service organizations including the Salvation Army, Washington/Beaufort County Chamber of Commerce, Turnage Theater Foundation, Committee of 100 and was a former local advisory board member of First Citizens Bank. He also serves as chairman of the board of trustees of the First United Methodist Church of Washington, North Carolina. Mr. Singleton currently serves as Vice-Chairman of the Board of both the Company and the Bank. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Singleton currently serves.

Lindsey A. Crisp has been a director of the Company and the Bank since March 2015. Mr. Crisp is a graduate of East Carolina University, Greenville, North Carolina, with a BS degree in accounting, and is a Certified Public Accountant. He is also a Chartered Global Management Accountant. He joined Carver Machine Works, Inc. of Washington, North Carolina in 2005, and currently serves as its President, Chief Executive Officer and as a Board Member. He was previously employed with Dixon Hughes LLP, Certified Public Accountants from 2001 to 2005 as a Manager and a Senior Manager. He has financial oversight responsibilities of his company, and with his former positions with Dixon Hughes LLP, he gained the experience necessary to read and understand fundamental financial statements, income tax returns, business valuations and sales and legal proceedings. Mr. Crisp has previously served as an Advisory Board Member of Wells Fargo Bank in Washington, North Carolina. He currently serves as a Board Member of the Beaufort County Committee of 100 and is the current Chairman of the Beaufort County Director’s Council for Vidant Health. He is a former Commissioner of the Greenville Housing Authority, Greenville, North Carolina; former Treasurer of the North Carolina Aerospace Alliance; former Board Member of the East Carolina University Engineering Advisory Board; and was previously a Certified Valuation Analyst. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Crisp currently serves.

Steve L. Griffin has been a director of the Company and the Bank since March 2015. Mr. Griffin attended North Carolina State University, Raleigh, North Carolina. He has also attended the Monsanto Corporation’s Leadership School. He is self-employed in the agricultural sector and is President and owner of Griffin Farms, Inc., and owner of Gold Petiole Farms LLC and Big Swamp LLC. He has the financial oversight responsibilities of his companies and has gained the experience necessary to read and understand fundamental financial statements. Mr. Griffin has previously served as an Advisory Board Member of Wells Fargo Bank in Washington, North Carolina. He currently serves as President of the North Carolina Small Grain Growers Association and on the Board of Directors of the Old Ford Fire Department. He is a member of the following organizations: Beaufort County Farm Service Agency Committee, past Chairperson; Beaufort County Farm Bureau, past President; North Carolina Peanut Growers Association, past Director; and North Carolina Tobacco Growers Association. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Griffin currently serves.

Frederick N. Holscher has been a director of the Bank since 1985 and currently serves as general counsel for the Bank. Mr. Holscher attended the University of North Carolina at Chapel Hill, graduating with a degree in political science. He is also a graduate of the UNC-Chapel Hill law school and is currently an attorney and president of the law firm of Rodman, Holscher, Peck & Edwards, P.A., located in Washington, North Carolina and he has been with the firm since 1973. He is an active member of the Beaufort County Bar Association, the Second Judicial District Bar Association and the North Carolina Bar Association. He has served on the boards of many local and statewide civic and service organizations including the Salvation Army, Washington Board of Realtors, Washington/Beaufort County Chamber of Commerce and the Eastern Region of Friends of the Institute of Government. Mr. Holscher currently serves as Chairman of the Board of both the Company and the Bank, and has previously served as Vice-Chairman of both boards, respectively. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Mr. Holscher currently serves.

Frederick H. Howdy has been a director of the Bank since 1975. Dr. Howdy was a practicing dentist in Washington, North Carolina for 36 years. Dr. Howdy did his undergraduate studies at the University of North Carolina at Chapel Hill and received his DDS from the UNC School of Dentistry at Chapel Hill. He has served on the boards of many local and statewide civic and service organizations including the Beaufort County Hospital Foundation, North Carolina Board of Dental Examiners, as president of the North Carolina Dental Foundation, chairman of the Beaufort County ABC Board, chairman of the Beaufort County Health Department and as a commissioner on the North Carolina Banking Commission. Dr. Howdy has previously served as both Chairman and Vice-Chairman of the boards of both the Company and the Bank. See “Committees of the Board of Directors” below for a discussion on the various board committees on which Dr. Howdy currently serves.

The Board of Directors recommends that stockholders vote “FOR” the nominees for director of the Company for the terms indicated.

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Executive Officers Who Are Not Directors. The following sets forth information with respect to executive officers who do not serve on the Board of Directors.

	Age at
	December 31,
Name	2015	Title (1)
Sherry L. Correll	61	Executive Vice President - Director of Bank Operations
Paul S. Jaber	59	Executive Vice President - Mortgage Banking
Scott C. McLean	51	Executive Vice President - Chief Financial Officer of the Company and the Bank
John F. Nicholson, Jr.	64	Executive Vice President - Chief Credit Officer
J. Randy Woodson	54	Executive Vice President - Chief Banking Officer

(1)	All positions are with the Bank unless indicated otherwise.

Sherry L. Correll joined the Bank in 1985 and currently serves as Executive Vice President and Director of Bank Operations. Prior to 2008, she served as Executive Vice President of Deposit Operations.

Paul S. Jaber joined the Bank in 2002 and currently serves as Executive Vice President of Mortgage Banking. Prior to joining the Bank, Mr. Jaber served as Senior Vice President of Mortgage Lending of Triangle Bank in Raleigh, North Carolina from 1999 to 2001 and as Senior Vice President of Mortgage Lending of United Federal Savings Bank of Rocky Mount, North Carolina from 1979 to 1999.

Scott C. McLean joined the Bank in October 2012 and currently serves as Executive Vice President and Chief Financial Officer of the Company and the Bank. Prior to joining the Bank, Mr. McLean served as Executive Vice President, Chief Financial Officer and Chief Risk Officer of KeySource Commercial Bank in Durham, North Carolina from 2007 to 2012. Prior to that, he was employed in various financial accounting and auditing capacities with Southern Community Bank and Trust, Bank of America Corporation, Signet Bank and the Federal Reserve Bank of Richmond. Mr. McLean is a Certified Public Accountant and has a certification as a Commissioned Bank Examiner of the Federal Reserve System.

John F. Nicholson, Jr., joined the Bank in 2006 as Senior Vice President and Credit Risk Manager and became Executive Vice President and Chief Credit Officer in 2008. Prior to joining the Bank, Mr. Nicholson served as a Senior Business Intermediary from 2001 to 2006 with C. J. Harris & Company. Prior to that, Mr. Nicholson had twenty-three years of banking experience in various credit administration capacities with Wachovia Bank and United Carolina Bank. Most recently he served as Senior Vice President and Senior Credit Administrator with United Carolina Bank in Raleigh, North Carolina.

J. Randy Woodson joined the Bank in 2008 and currently serves as Executive Vice President and Chief Banking Officer. Prior to joining the Bank, Mr. Woodson was employed with Crestar Bank from 1984 to 1998 in various commercial loan capacities. Mr. Woodson joined Valley Bank of Roanoke, Virginia in 1998 as Senior Loan Officer and served as Chief Lending Officer from 2000 to 2005 and most recently served with Valley Bank as Executive Vice President and Chief Operating Officer from 2005 to 2007.

Committees of the Board of Directors

The Board meets monthly and may have additional special meetings. During the year ended December 31, 2015, the Board met 15 times. No director attended fewer than 75% in the aggregate of the total number of Company board of directors meetings held during the year ended December 31, 2015, and the total number of meetings held by committees on which he served during such fiscal year.

Audit Committee. The Audit Committee is a separately standing committee and has been established for the purpose described in Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Directors Lee, Parker, Singleton and Crisp, who currently serves as Chairperson. The members of the Audit Committee are “independent,” as “independent” is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. The function of the Audit Committee is to select the independent auditors to be engaged by the Company, to review and approve audit reports prepared by the independent auditors, to review and approve audit policies, and to review and approve annual and quarterly Securities and Exchange Commission (“SEC”) filings. The Company’s Board of Directors has determined that one member of the Audit Committee, Lindsey A. Crisp, qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Under this definition, an “audit committee financial expert” is a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of generally accepted accounting principles (“GAAP”) in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Director Crisp is “independent,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. The Board has adopted a Charter for the Audit Committee, and it is available on the Company’s Internet website located at www.firstsouthnc.com. The Audit Committee met eight times during the year ended December 31, 2015, including four conference call meetings for which no fees were paid.

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Executive Committee. The Executive Committee currently consists of Directors Elder, Howdy, Lee and Holscher, who serves as Chairperson. The Executive Committee is authorized, between meetings of the Board, to perform all duties and exercise all authority of the Board, except those duties and authorities delegated to other committees of the Board, and its primary function is to consider matters that require immediate attention. The Executive Committee met 20 times during the year ended December 31, 2015.

Nominating Committee. The Nominating Committee currently consists of Directors Holscher, Singleton and Griffin, who serves as Chairperson. The Nominating Committee nominates persons for election as directors at the Company’s Annual Meeting. The members of the Nominating Committee are “independent directors” as defined in NASDAQ listing standards. The Board has adopted a Charter for the Nominating Committee. The Nominating Committee Charter is available on the Company’s Internet website located at www.firstsouthnc.com. The Nominating Committee met two times during the year ended December 31, 2015.

The Nominating Committee considers a candidate’s personal and professional integrity, knowledge of the banking business, involvement in community business and civic affairs, and also considers whether the candidate would provide adequate representation in the Bank’s market area. There is not a formal policy requiring the Nominating Committee to consider diversity in its identification of nominees to the Board of Directors, however, they value diversity, including diversity of background, experience, and expertise. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies, the Nominating Committee solicits the Company’s directors for the names of potential qualified candidates. The Nominating Committee may ask the Company’s directors to pursue their business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct a thorough investigation of the proposed candidate’s background, to ensure there is no past history that would cause the candidate to not be qualified to serve as a director of the Company.

The Nominating Committee will consider director candidates recommended by stockholders. Any stockholder wishing to recommend a candidate for consideration by the Nominating Committee as a possible director nominee for election at an upcoming annual meeting of stockholders must provide written notice to the Nominating Committee of such stockholder’s recommendation of a director nominee no later than December 31 of the year preceding the annual meeting of stockholders. Notice should be provided to: Corporate Secretary, First South Bancorp, Inc., 1311 Carolina Avenue, Washington, North Carolina 27889. In the event a stockholder has submitted a proposed nominee, the Nominating Committee would consider the proposed nominee, along with any other proposed nominees, in the same manner in which the Nominating Committee would evaluate nominees for director recommended by directors.

Compensation Committee. The Compensation Committee currently consists of Directors Holscher, Howdy and Lee, who serves as Chairperson. The Compensation Committee develops the broad outline of the compensation program and monitors the success of the program in achieving the objectives of the Company’s compensation philosophy. The Compensation Committee is also responsible for the administration of all compensation programs and policies, including the administration of both cash and stock-based incentive programs. The Compensation Committee met eight times in combined meetings with the Executive Committee during the year ended December 31, 2015. No fees were paid to the Compensation Committee members as a result of the combined meetings.

The Compensation Committee operates under a written charter that establishes the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the Charter periodically to ensure that the scope of the Charter is consistent with the Compensation Committee’s expected role. Under the Charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The Charter vests in the Compensation Committee principal responsibility for determining the compensation of the Chief Executive Officer based on the Compensation Committee’s evaluation of his performance. The Charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities. The Compensation Committee Charter is available on the Company’s Internet website located at www.firstsouthnc.com.

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Asset/Liability Management Committee. The Asset/Liability Management Committee (“ALCO”) of the Bank currently consists of Directors Crisp, Griffin, Holscher, Lee and Howdy, who serves as Chairperson. The ALCO reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the flow and pricing of funds. The Bank’s management of interest rate risk, liquidity and capital are reviewed by the ALCO and reported to the Board on a quarterly basis. Management of the investment portfolio, including securities purchases and sales are subject to the oversight of the ALCO and are reviewed by the Board on a monthly basis. The Bank's management is responsible for administering the policies and determinations of the ALCO and the Board with respect to the Bank's asset/liability goals and strategies. The ALCO met four times during the year ended December 31, 2015.

Board Policies Regarding Communications with the Board of Directors and Attendance at Annual Meetings. The Board maintains a process for stockholders to communicate with the Board. Stockholders wishing to communicate with the Board should send any communication to William L. Wall, Secretary, First South Bancorp, Inc., 1311 Carolina Avenue, Washington, North Carolina 27889. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. Mr. Wall will forward such communication to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case he has the authority to discard the communication or take other appropriate action regarding the communication. The Company’s policy is to strongly encourage Board member attendance at annual meetings of stockholders. All of the Company’s directors attended the Company’s 2015 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance. Pursuant to regulations promulgated under the Exchange Act, the Company’s officers and directors and all persons who own more than 10% of the Company’s Common Stock (“Reporting Persons”) are required to file reports detailing their ownership and changes of ownership in the Common Stock and to furnish the Company with copies of all such ownership reports that are filed. Based solely on the Company’s review of the copies of such ownership reports which it has received in the past fiscal year or with respect to the past fiscal year, or written representations that no annual report of changes in beneficial ownership were required, the Company believes that during the year ended December 31, 2015, all Reporting Persons have complied with these reporting requirements in a timely manner.

Code of Ethics. The Company has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company has posted such Code of Ethics on its Internet website and intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, the Code of Ethics by posting such information on its Internet website. The Company’s Internet website may be accessed at www.firstsouthnc.com.

Board Leadership Structure and Role in Risk Oversight. The Board is currently led by a chairman who is an independent director. Accordingly, the positions of principal executive officer and chairman are not held by the same person. The Board does not have a formal policy as to whether the roles of chairman and principal executive officer should be separate or combined. Under Virginia law, the Board is responsible for managing the business and affairs of the Company, including the oversight of risks that could affect the Company. Although the entire Board has responsibility for the general oversight of risks, it administers its risk oversight function primarily through committees, including the Audit Committee, Executive Committee, and Compensation Committee, as described above, as well as other committees. The Loan Committee, with the input of the senior credit officer, is responsible for oversight of credit risk and lending policies. The Asset/Liability Management Committee is responsible for oversight of liquidity risk, interest rate risk, and asset/liability management, including the investment securities portfolio. Each of these committees meets regularly and provides reports of their activities and conclusions to the full Board, which is responsible for ratifying the actions of the committees.

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EXECUTIVE COMPENSATION

Summary Compensation Table. The following information is furnished for all individuals serving as the principal executive officer of the Company and the two other most highly compensated executive officers who received total compensation of $100,000 or more, during the years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Option Awards (2) ($)	Stock Awards (2) ($)	All Other Compensation (3)(4) ($)	Total ($)
Bruce W. Elder	2015	$290,000	$27,768	$6,360	$7,106	$62,593	$393,827
President and Chief Executive Officer of the Company and the Bank	2014	280,000	18,900	6,360	6,514	55,097	366,871
Scott C. McLean	2015	187,200	18,193	4,180	4,598	17,239	231,410
Executive Vice President and Chief Financial Officer of the Company and the Bank	2014	180,000	12,150	4,180	4,215	13,754	214,299
J. Randall Woodson	2015	220,375	21,101	-	5,434	21,041	267,951
Executive Vice President and Chief Operating Officer of the Bank	2014	215,000	11,503	331	4,981	16,713	251,538

(1)	Reflects the dollar value of bonus earned by the named executive officer during the fiscal year indicated.
(2)	Reflects the dollar amount of stock based compensation recognized for financial statement reporting purposes in accordance with ASC 718 - “Compensation-Stock Compensation” based upon a fair value of stock option and restricted stock awards. See Note 12 of “Notes to Consolidated Financial Statements” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for additional information.
(3)	Executive officers of the Company and the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such perquisites and other personal benefits received by any named executive officer in fiscal 2015 did not exceed $10,000.
(4)	For all the named executive officers, the amount shown consists of matching contributions under the Bank’s 401(k) Plan, life insurance premiums and the cost associated with the Salary Continuation Agreements described below. For Mr. Elder, the amount shown also includes $34,200 and $33,000 in Board of Directors fees for 2015 and 2014, respectively.

Employment Agreement. The Company and the Bank maintain an employment agreement with Bruce W. Elder, President and Chief Executive Officer of the Company and the Bank. The employment agreement has an initial term of three years, which commenced on March 19, 2012. On each anniversary of the commencement of the initial term, the term of the employment agreement is automatically extended for one additional year beyond the then-effective expiration date, unless the Board of Directors determines not to extend the term. If the Board of Directors determines not to extend the term of the employment agreement, it must notify Mr. Elder in writing at least 60 calendar days before the anniversary date. Unless sooner terminated, Mr. Elder’s employment will terminate when he reaches age 65.

As of December 31, 2015, the annual base salary under Mr. Elder’s employment agreement was $290,000. The employment agreement provides that Mr. Elder’s salary is reviewed at least annually by the Compensation Committee. Mr. Elder’s salary shall be increased no more frequently than annually to account for cost of living increases and may be increased beyond this amount at the discretion of the Compensation Committee. Mr. Elder’s salary cannot be reduced. In addition to base salary, Mr. Elder is entitled to participate in any and all officer or employee compensation, bonus, incentive, stock option, and benefit plans, including plans providing pension, medical, dental, disability, and group life insurance benefits. Mr. Elder is also entitled to reimbursement for all reasonable business expenses and paid annual vacation and sick leave. The employment agreement also provides Mr. Elder with certain benefits and payments upon termination of his employment. See “—Potential Post-Termination and Change in Control Benefits—Employment Agreement” below for additional information.

The employment agreement further provides that the Company and the Bank shall indemnify Mr. Elder against expenses actually and reasonably incurred by him in connection with any claims arising out of his activities as an officer, employee, or agent of the Company or the Bank or as a person who is serving or has served as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture, or other enterprise in which the Company or the Bank has an ownership interest. This indemnification obligation is subject to certain exclusions. In addition, during the term of the employment agreement, the Company and the Bank are required to maintain liability insurance covering Mr. Elder.

The employment agreement also includes confidentiality and noncompetition provisions. Under the confidentiality provisions, Mr. Elder has agreed not to disclose certain confidential information concerning the Company or the Bank to outside parties. The noncompetition covenant provides that Mr. Elder will not “Compete” (as defined in the employment agreement) with the Company or the Bank within Beaufort County, North Carolina, or within a 25-mile radius of any full-service office of the Bank (the “Relevant Market”) under certain circumstances. If Mr. Elder’s employment is terminated by the Company or the Bank without “Cause” (as defined in the employment agreement) or by Mr. Elder with “Good Reason” (as defined in the employment agreement), then he may not Compete with the Company or the Bank in the Relevant Market for a period of 6 months from his termination date. If Mr. Elder terminates his employment without Good Reason, he may not compete with the Company or the Bank in the Relevant Market for a period of 12 months from his termination date. The noncompetition covenant becomes null and void upon a “Change in Control” (as defined in the employment agreement) of the Company or the Bank.

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Change-in-Control Protective Agreements. As of December 31, 2015, the Company and the Bank maintained change-in-control protective agreements with Scott C. McLean and J. Randall Woodson (the “executives”). The protective agreements for Messrs. McLean and Woodson will remain in effect until the earlier of (a) 12 months from the effective date of their respective agreements, or (b) the date on which the executives terminate employment with the Bank, provided that the rights under the protective agreements will continue following termination of employment if the applicable protective agreement was in effect, at the date of the change in control. On each anniversary date of the effective date of the protective agreements, the term of the protective agreements may be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the executives have met the required performance standards and that such protective agreements should be extended. The protective agreements provide Messrs. McLean and Woodson with certain benefits and payments upon termination of their employment in connection with a “change in control” (as defined in the agreement). See “—Potential Post-Termination and Change in Control Benefits – Change in Control Protective Agreements” below for additional information.

2013 Survivor Income Benefit Plan. The Bank established the 2013 Survivor Income Benefit Plan effective as of July 1, 2013. The purpose of this plan is to retain and reward certain employees of the Bank by providing death benefits to the designated beneficiary of each employee participating in the plan. In 2013, the Bank purchased single-premium life insurance policies on the lives on the participating employees. The Bank owns these life insurance policies and is also the beneficiary under the policies. In the event of the death of a participating employee, the Bank would receive the proceeds of the life insurance policy on the employee. This provides financial protection to the Bank in the event of the death of a participating employee.

As compensation to each participating employee for agreeing to allow the Bank to purchase an insurance policy on his or her life, the Bank has agreed to provide a lump sum cash payment to the participating employee’s beneficiary within ninety days following the death of the employee. This death benefit is payable from the Bank’s general assets, so long as one of the Bank’s general assets is a life insurance policy on the participating employee’s life. If a participating employee leaves the employ of the Bank, the death benefit is no longer payable to the employee’s beneficiary. Each of the named executive officers is a participant in the 2013 Survivor Income Benefit Plan. The death benefit payable to the beneficiary of each named executive officer is $100,000.

Salary Continuation Agreements. The Bank has entered into separate Salary Continuation Agreements with Messers Elder, McLean and Woodson. Under the terms of the salary continuation agreements, the named executive officers are entitled to cash payments in the event of their retirement, certain employment terminations, disability, death, or a change in control of the Bank. The purpose of the salary continuation agreements is to encourage the named executive officer’s continued employment with the Bank and to provide them with an additional incentive to achieve the Bank’s corporate objectives. See “—Potential Post-Termination and Change in Control Benefits – Salary Continuation Agreements” below for additional information.

Equity Compensation Plans. The following table sets forth certain information with respect to the Company’s equity compensation plans as of December 31, 2015.

Plan category:	Number of securities to be issued upon exercise of outstanding options and unvested restricted shares	Weighted-average exercise price of outstanding options and unvested restricted shares	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders			806,100
Stock options	165,750	$10.77
Restricted shares	10,425	8.36
Total	176,175	$10.62	806,100

Equity compensation plans not approved by security holders	—	—	—
Total	176,175	$10.62	806,100

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Outstanding Equity Awards. The following tables provide information concerning exercisable and unexercisable stock option awards, and vested and non-vested restricted stock awards that were outstanding for each named executive officer as of December 31, 2015.

Stock Option Awards
Name	Number of Securities Underlying Unexercised Options, Number Exercisable	Number of Securities Underlying Unexercised Options, Number Unexercisable		Option Exercise Price ($)	Option Expiration Date
Bruce W. Elder	7,500	12,500	(1)	$4.12	3/22/22
Scott C. McLean	3,750	6,250	(2)	$5.58	10/27/22
J. Randall Woodson	7,500	—		$21.41	1/24/18
	5,000	—		17.27	9/30/18
	12,000	—		10.62	3/31/19
	5,000	—		10.91	2/25/20
	6,000	—		5.40	2/28/21

(1) 7,500 options vest on March 22, 2016 and 5,000 options vest on March 22, 2017.

(2) 3,750 options vest on October 27, 2016 and 2,500 options vest on October 27, 2017.

Restricted Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Bruce W. Elder	2,550	(1)	$21,318
Scott C. McLean	1,650	(2)	$13,794
J. Randall Woodson	1,950	(3)	$16,302

(1) 850 restricted shares each vest on February 14, 2016, 2017 and 2018, respectively.

(2) 550 restricted shares each vest on February 14, 2016, 2017 and 2018, respectively.

(3) 650 restricted shares each vest on February 14, 2016, 2017 and 2018, respectively.

(4) The amounts shown are based on the award price of $8.36 for unvested shares.

Potential Post-Termination and Change in Control Benefits. The Bank maintains certain arrangements with its named executive officers that provide for termination and change in control benefits. The information below describes and quantifies certain compensation that would have become payable under our existing plans and arrangements if a named executive officer’s employment had terminated in connection with certain events on December 31, 2015, given the named executive officer’s compensation levels and, if applicable, based on our stock price as of that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreement. Under Mr. Elder’s employment agreement, if the Company or the Bank terminates Mr. Elder’s employment without Cause or if Mr. Elder terminates his employment with Good Reason, he will be entitled to a payment equal to his remaining base salary due under the agreement. The employment agreement further provides that if Mr. Elder’s employment terminates involuntarily but without Cause or if Mr. Elder voluntarily terminates his employment with Good Reason, the Bank will provide for the continuation of his life and medical insurance benefits until the first to occur of (1) Mr. Elder’s return to employment (either with the Bank or another employer), (2) Mr. Elder’s 65th birthday, (3) Mr. Elder’s death, or (4) the end of the term remaining under the employment agreement at the time of termination of Mr. Elder’s employment.

The employment agreement also provides Mr. Elder (or his estate) with benefits in the event his employment is terminated due to his disability or death while the agreement is in effect. The Company and the Bank may terminate Mr. Elder’s employment if he becomes “disabled” as defined in the employment agreement. If Mr. Elder becomes incapacitated and is unable to work, he will be entitled to a continuation of his salary and other perquisites and benefits (other than bonus) for any period of incapacity which is prior to the termination of his employment. These benefits will continue until Mr. Elder becomes eligible for benefits under any disability or insurance program maintained by the Bank. The amount of the Bank’s payments to Mr. Elder will be reduced by the amounts payable to him for the same time period under any disability benefit or pension plan covering Mr. Elder. Furthermore, the Bank will, at its own expense, provide for the continuation of Mr. Elder’s life and medical insurance benefits. If Mr. Elder’s employment is terminated due to disability, these benefits will continue until the first to occur of (1) Mr. Elder’s return to employment (either with the Bank or another employer), (2) Mr. Elder’s 65th birthday, (3) Mr. Elder’s death, or (4) the end of the term remaining under the employment agreement at the time of termination of Mr. Elder’s employment.

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Mr. Elder’s employment will terminate automatically on the date of his death. In the event of Mr. Elder’s death during the term of the employment agreement, his estate will be entitled to receive his base salary and reimbursement of expenses through the end of the month in which death occurred. Mr. Elder’s estate will also be entitled to receive any bonus earned or accrued though the date of death, including any unvested amounts awarded for previous years. For a period of one year following Mr. Elder’s death, the Bank will provide continuing health care coverage to Mr. Elder’s family. This coverage will be at the Bank’s expense and will be substantially identical to the coverage that was provided before Mr. Elder’s death.

In the event Mr. Elder voluntarily terminates his employment without Good Reason or he is terminated for Cause, he is entitled to receive only his base salary and reimbursement of expenses through the date of his termination. The employment agreement also provides for a termination benefit in the event Mr. Elder’s employment is terminated without Cause in connection with a Change in Control. If a Change in Control occurs, the Change in Control termination benefit will be an amount in cash equal to 299% of Mr. Elder’s base amount. The Company and the Bank will also pay up to $25,000 of Mr. Elder’s legal fees associated with the enforcement of his rights under the employment agreement following a Change in Control. Payments and benefits provided under the employment agreement are subject to certain restrictions imposed by Section 409A of the Internal Revenue Code.

Change-in-Control Protective Agreements. As of December 31, 2015, the protective agreements for Messrs. McLean and Woodson provide the executives with change in control severance benefits in the event that (i) the executives voluntarily terminate employment within 90 days after an event that occurs during the Protected Period (as defined below) and that constitutes “Good Reason,” or (ii) the Bank, the Company or their successors terminate the executive’s employment during the Protected Period for any reason other than for Just Cause (as defined in the agreement). Under such circumstances, Messrs. McLean and Woodson would be entitled to a payment equal to 2.0 times the executive’s annual base salary in effect six months before the change in control occurred. In no event, however, can the severance benefit under the protective agreement exceed the difference between (i) the executive’s Section 280G Maximum (i.e., 2.99 times each executive’s base amount), and (ii) the sum of any other parachute payments, that the executive receives on account of the change in control. The protected period is defined in the protective agreements as the period that begins on the date that is six months before a change in control and ends on the latter of the second anniversary of the change in control or the expiration date of the applicable protective agreement.

The protective agreements for Messrs. McLean and Woodson provide that within ten business days of a change in control, the Bank shall fund a trust in the amount of the severance benefit under the protective agreements that will be used to pay amounts owed to the executives under the protective agreement. In the event that Messrs. McLean and Woodson prevail over the Company or the Bank in a legal dispute as to their protective agreements, they will be reimbursed for their legal and other expenses related thereto. The protective agreements for Messrs. McLean and Woodson are designed to be compliant with the requirements of, and administered in accordance with Section 409A of the Internal Revenue Code.

Stock Option Grants. Mr. Woodson has received option grants under the First South Bancorp, Inc. 1997 Stock Option Plan, as amended (the “1997 Plan”). Messrs. Elder, McLean and Woodson have received option grants under the First South Bancorp, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). The 1997 Plan provides in the event of a change in control of the Company or the Bank as defined in the plan, or upon termination due to death, outstanding stock options automatically vest and remain exercisable until the later of two years from the date of death or disability or the expiration date of the stock options. The 2008 Plan provides in the event of a change in control of the Company or the Bank as defined in the plan, or upon termination due to death or disability, outstanding stock options automatically vest and remain exercisable until the expiration of the term of the options. Presently, Mr. Woodson has vested stock options outstanding, and Messrs. Elder and McLean have vested and unvested options outstanding.

Restricted Stock Awards. Messrs. Elder, McLean and Woodson have received restricted stock awards under the 2008 Plan. The 2008 Plan provides in the event of a change in control of the Company or the Bank as defined in the plan, any time-based or other restrictions imposed on unvested restricted stock awards shall lapse. Presently, Messrs. Elder, McLean and Woodson have unvested restricted shares outstanding.

2013 Survivor Income Benefit Plan. As of December 31, 2015, each named executive officer was a participant in the 2013 Survivor Income Benefit Plan described above. In the event of the death of a named executive officer, his designated beneficiary would be entitled to receive a cash payment of $100,000 under the terms of the plan.

Salary Continuation Agreements. As of December 31, 2015, the salary continuation agreements provided for the named executive officers to receive the following benefit payments:

•	Normal Retirement Benefit. Upon separation from service after normal retirement age, the Bank shall pay to Messrs. Elder, McLean, and Woodson an annual benefit in the amount of $28,000, $18,000 and $20,000, respectively, in lieu of any other benefit under the salary continuation agreements. The annual benefit will be paid in equal monthly installments commencing the month following separation from service and continuing for fifteen (15) years, subject to certain conditions and limitations.

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•	Early Termination Benefit. If early termination occurs, the Bank shall pay the terminated named executive officer the early termination annual benefit provided in the agreements for the plan year ending immediately prior to separation from service, in lieu of any other benefit under the salary continuation agreements. The annual benefit will be paid in equal monthly installments commencing the month following normal retirement age and continuing for fifteen (15) years.
•	Disability Benefit. In the event a named executive officer suffers a disability prior to normal retirement age, the Bank shall pay the named executive officer the disability annual benefit provided in the agreements for the plan year ending immediately prior to disability, in lieu of any other benefit under the salary continuation agreements. The annual benefit will be paid in equal monthly installments commencing the month following normal retirement age and continuing for fifteen (15) years.
•	Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by separation of service prior to normal retirement age, the Bank shall pay Messrs. Elder, McLean and Woodson an annual benefit in the amount of $28,000, $18,000 and $20,000, respectively, in lieu of any other benefit under the salary continuation agreements. The annual benefit will be paid in equal monthly installments commencing the month following normal retirement age and continuing for fifteen (15) years.
•	Death Prior to Separation from Service and Disability. In the event a named executive officer dies prior to separation from service and disability, the Bank shall pay the beneficiary of Messrs. Elder, McLean and Woodson an annual benefit in the amount of $28,000, $18,000 and $20,000, respectively, in lieu of any other benefit under the salary continuation agreements. The annual benefit will be paid in equal monthly installments commencing the month following the named executive officer’s death and continuing for fifteen (15) years.
•	Death after Separation from Service or Disability and before Normal Retirement Age. In the event a named executive officer dies after separation from service or disability, and before normal retirement age, the Bank shall pay the beneficiary of Messrs. Elder, McLean and Woodson an annual benefit in the amount of $28,000, $18,000 and $20,000, respectively, in lieu of any other benefit under the salary continuation agreements. The annual benefit will be paid in equal monthly installments commencing the month following the named executive’s death and continuing for fifteen (15) years.
•	Death Subsequent to Commencement of Benefit Payments. In the event a named executive officer dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Bank shall pay the beneficiary the same amounts at the same times as it would have paid the named executive had they survived.
•	Termination for Cause. If the Bank terminates a named executive officer’s employment for cause, then the named executive officer shall not be entitled to any benefits under the terms of his salary continuation agreement.

Potential Post-Termination Benefits Tables. The amount of compensation payable to each named executive officer upon the occurrence of a termination event is shown below. The amounts shown assume that such termination was effective as of December 31, 2015, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to unvested options is based on the fair market value of the Company’s Common Stock on December 31, 2015 of $8.55, and the award price of $8.36 for unvested restricted shares. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Non-forfeitable, fully vested amounts credited to the accounts of the named executive officers under the Bank’s tax-qualified plans and non-qualified deferred compensation plans and arrangements will be distributed to the named executive officers in accordance with the terms of the respective plans and are not set forth below.

The following table provides the amount of compensation payable to Mr. Elder for each situation listed below:

Payment and Benefit	Termination For Cause	Termination Without Cause/For Good Reason		Change in Control With Termination of Employment		Disability		Death
Base salary	$-	$652,500	(1)	$812,283	(2)	$72,500	(3)	$-
Value of unvested options and restricted shares	-	-		128,193		128,193		128,193
Health and welfare benefits	-	12,949	(4)	-		12,949	(4)	6,798	(5)
Survivor income benefit	-	-		-		-		100,000
Salary continuation benefits	-	420,000		420,000		69,900		420,000
Total	$-	$1,085,449		$1,360,476		$283,542		$654,991

(1) Single lump sum equal to base salary that would be payable over the remaining term of the employment agreement (27 months).

(2) Based on 299% of base amount as defined by the Internal Revenue Code of 1986.

(3) Continues to receive full base salary until he becomes eligible for benefits under the employer disability plan.

(4) Based on payment of life and medical insurance premiums over the remaining term of the employment agreement (27 months).

(5) Based on payment of medical insurance premiums for Mr. Elder’s family for 12 months following his death.

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The following table provides the amount of compensation payable to Mr. McLean for each situation listed below.

Payment and Benefit	Termination For Just Cause	Termination Without Just Cause/For Good Reason	Change in Control With Termination of Employment	Disability	Death
Base salary	$-	$-	$374,400	$-	$-
Value of unvested options and restricted shares	-	-	67,232	67,232	67,232
Survivor income benefit	-	-	-	-	100,000
Salary continuation benefits	-	270,000	270,000	40,740	270,000
Total	$-	$270,000	$711,632	$107,972	$437,232

The following table provides the amount of compensation payable to Mr. Woodson for each situation listed below.

Payment and Benefit	Termination For Just Cause	Termination Without Just Cause/For Good Reason	Change in Control With Termination of Employment	Disability	Death
Base salary	$-	$-	$440,750	$-	$-
Value of unvested options and restricted shares	-	-	16,302	16,302	16,302
Survivor income benefit	-	-	-	-	100,000
Salary continuation benefits	-	300,000	300,000	53,145	300,000
Total	$-	$300,000	$757,052	$69,447	$416,302

DIRECTOR COMPENSATION

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the year ended December 31, 2015. This table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
Lindsey A. Crisp	$26,350	$-	$26,350
Linley H. Gibbs, Jr. (1)	51,400	-	51,400
Steve L. Griffin	27,150	-	27,150
Frederick N. Holscher	56,600	92,592	149,192
Frederick H. Howdy	55,200	-	55,200
L. Steven Lee	47,800	-	47,800
Charles E. Parker, Jr.	45,000	24,000	69,000
Marshall T. Singleton	47,400	24,000	71,400
(1)	Mr. Gibbs retired as a Director effective as of March 21, 2016.

Fees. Through December 31, 2015, each member of the Bank’s Board of Directors received a fee of $2,750 for each regular meeting attended, $400 for each special Board meeting attended and $400 for certain Board committee meetings attended. Fees paid to Mr. Elder for attending Board meetings are presented in the Summary Compensation Table above. Mr. Elder does not receive fees for attending Board committee meetings. No fees are paid to directors for attendance at meetings of the Company’s Board. Directors also participate in certain benefit plans of the Company and the Bank, as described below. Directors are also eligible to receive awards under the Company’s 2008 Equity Incentive Plan. During 2015, no awards were made to directors under the 2008 Plan.

Directors’ Deferred Compensation Plan Agreements. The Bank maintains a Directors’ Deferred Compensation Plan Agreement with Director Holscher. Pursuant to the terms of the agreement, Mr. Holscher agreed to defer the receipt of his directors’ fee in the amount of $350 per month, beginning on January 1, 1994 and ending on December 29, 1998. In exchange for the agreement to defer fees, he receives certain retirement benefits (described below). Upon the later to occur of his 65th birthday and January 1, 1999, the Bank shall pay him 120 equal monthly payments of $4,088, unless he elects to receive the present value of his benefit in a single lump sum payment. The total payments to be made under the agreement to Mr. Holscher would be $490,560. During the year ended December 31, 2015, the Company accrued $22,340 for the benefit of Mr. Holscher. In 2015, Mr. Holscher received payments under his agreement in the amount of $49,056.

In the event of Mr. Holscher’s death after becoming entitled to receive a benefit, but before all of the payments have been made, the Bank shall make the remaining payments to his beneficiary. The benefits generally vest over a period of five to ten years under the different agreements. The agreement was fully vested at December 31, 2015. Under the agreement, if Mr. Holscher had resigned on December 31, 2015, but before all of the payments have been made, the Bank would make the remaining payments to him. Mr. Holscher’s deferred compensation plan agreement has been amended to comply with the requirements of, and will be administered in accordance with Section 409A of the Internal Revenue Code. Payments and benefits provided under the deferred compensation plan agreement for Mr. Holscher are subject to certain restrictions imposed by Section 409A.

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Directors’ Deferred Retirement Plan Agreements. The Bank maintains a directors’ deferred retirement plan agreement with directors Holscher, Parker, and Singleton. Under the terms of the retirement plan agreements, the Bank will pay a director (or his beneficiary in the event of his death) a monthly amount for a period of 120 months beginning upon the director’s retirement plan qualifying date, unless the Director elects to receive the present value of his benefit in a single lump sum payment. The director’s retirement plan qualifying date is defined as the later to occur of the director’s 70th birthday or January 1, 1999. Under the retirement plan agreements, upon attainment of age 70, Messrs. Holscher, Parker, and Singleton each would receive 120 monthly payments of $2,000 for a total of $240,000 for each individual. During the year ended December 31, 2015, the Company accrued $10,214, $2,846, and $6,655 under the retirement plan for the benefit of directors Holscher, Parker, and Singleton, respectively. In 2015, Messrs. Singleton and Parker each received payments under the agreement in the amount of $24,000.

The benefits under the retirement plan agreements generally vest over a period of five to ten years under the different agreements. All participants became 100% vested in their benefits as of December 31, 2007. In the event that on or before the retirement plan qualifying date the director’s service is terminated for any reason within 24 months following a change in control, the Bank will pay the director the monthly benefit for a period of 120 months. The retirement plan agreements for Messrs. Holscher and Singleton have been amended to comply with the requirements of, and will be administered in accordance with Section 409A of the Internal Revenue Code. Payments and benefits provided under the retirement plan agreements for Messrs. Holscher and Singleton are subject to certain restrictions imposed by Section 409A.

Directors’ Retirement Payment Agreements. The Bank maintains a deferred compensation payment agreement with Director Holscher. Under the terms of the payment agreement, Mr. Holscher deferred receipt of director’s fees in an amount equivalent to $291.66 per month over a six-year period. In exchange for the agreement to defer receipt of director’s fees, Mr. Holscher will receive, upon the earlier of his 65th birthday or termination of service as a director for any reason on or after attaining age 55, a certain amount per month for a period of 120 months, unless he elects to receive the present value of his benefit in a single lump sum payment. Under the payment agreement, upon the earlier to occur of attainment of age 65, or termination of service after attainment of age 55, Mr. Holscher would receive 120 monthly payments of $3,628. The total payments to be made under the agreement to Mr. Holscher will be $435,360. During the year ended December 31, 2015, the Company accrued $23,377 under the payment agreement for the benefit of Mr. Holscher. In 2015, Mr. Holscher received payments under the agreement in the amount of $43,536.

In the event of Mr. Holscher’s death after becoming entitled to receive monthly payments but before all payments have been made, the Bank will pay all remaining amounts to his beneficiary. The retirement payment agreement for Mr. Holscher has been amended to comply with the requirements of, and will be administered in accordance with Section 409A of the Code. Payments and benefits provided under the deferred payment agreement for Mr. Holscher are subject to certain restrictions imposed by Section 409A.

TRANSACTIONS WITH RELATED PERSONS

The Bank offers loans to its directors and executive officers. At December 31, 2015, the Bank’s loans to directors and executive officers totaled $2,890,502, or 3.52% of the Company’s stockholders’ equity at that date. All loans to the Company’s and the Bank’s directors and executive officers and members of their immediate families and corporations or organizations of which a director or executive officer is an executive officer, partner or 10% owner were made in the ordinary course of business on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer, and any such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 13, 2015, the Company advised Turlington and Company, L.L.P. (“Turlington”), that it was dismissed as the independent registered public accounting firm for the Company. The decision to change the independent accounting firm was recommended and approved by the Audit Committee of the Company’s Board of Directors on October 8, 2015.

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Turlington’s reports on the Company’s financial statements for the fiscal years ended December 31, 2013, and December 31, 2014, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ending December 31, 2013, and December 31, 2014, and the subsequent interim period until October 13, 2015, the date of the dismissal, there were (1) no disagreements with Turlington on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Turlington’s satisfaction, would have caused Turlington to make reference to such disagreement in its reports on the Company’s financial statements for the periods referenced, and (2) no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Company has complied with Item 304(a)(3) of Regulation S-K.

On October 16, 2015, the Company engaged Cherry Bekaert LLP (“Cherry Bekaert”) as its independent registered public accounting firm for the fiscal year ending December 31, 2015. The Company has not consulted with Cherry Bekaert during the fiscal years ending December 31, 2013, and December 31, 2014, or during any subsequent interim period preceding October 16, 2015, on the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was the subject of a “disagreement” or “reportable event” as such terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K.

PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, subject to ratification by stockholders. A representative of Cherry Bekaert is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so. If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

As detailed in the Audit Committee Charter, the role of the Audit Committee of the Board (the “Audit Committee”) is to assist the Board in fulfilling its oversight responsibilities regarding the following:

•	The review of the Company’s financial statements, including matters relating to its internal controls;
•	The qualification and independence of the Company’s independent auditors;
•	The performance of the Company’s internal auditors and the independent auditors; and
•	The Company’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of the Company’s financial statements and its overall financial reporting process, and with the assistance of the Company’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing management’s assessment of the effectiveness of internal control over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing and accounting and are not full-time employees of the Company.

In the performance of its oversight function, the Audit Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors have confirmed to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditor’s communication with the Audit Committee concerning independence, has considered whether the provisions of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditor’s independence.

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Based upon the review and discussions in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Lindsey A. Crisp, Chairman

L. Steven Lee

Charles E. Parker, Jr.

Marshall T. Singleton

AUDIT AND OTHER FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following information is provided regarding fees billed by the Company’s independent registered public accounting firms for the years ended December 31, 2015 and 2014. Audit fees, audit-related fees, and tax fees were billed by Turlington and Cherry Bekaert as follows:

Audit Fees. The aggregate fees billed by Turlington for interim reviews of the unaudited financial statements included in the Company’s Quarterly Reports on Form 10-Q for the first two quarters of fiscal 2015, were $11,333. The aggregate fees billed by Turlington for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, and for interim reviews of the unaudited financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year ended December 31, 2014, were $126,750.

The aggregate fees billed by Cherry Bekaert for the interim review of the unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2015, and progress billings on preliminary field work for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting for the year ended December 31, 2015, were $84,000. In addition, Cherry Bekaert billed the Company $8,000 to review the work performed by Turlington in their reviews of the Reports on Form 10-Q for the first two quarters of fiscal 2015.

Audit-Related Fees. The aggregate fees billed by Turlington for audit-related services relating to the employee benefit plan audit, and the U.S. Department of Housing and Urban Development (HUD)-assisted programs audit, were $27,550 for the year ended December 31, 2014.

Tax Fees. The aggregate fees billed by Turlington for tax services were $19,500 for the year ended December 31, 2014, relating to preparation of federal and state income tax returns and the review of accrued and deferred income taxes.

All Other Fees. The aggregate fees billed by Turlington for services relating to the change in audit firms and assistance provided to successor auditors were $7,933 for fiscal 2015.

PROPOSAL THREE – STOCKHOLDER PROPOSAL REGARDING A SALE, MERGER,
OR OTHER DISPOSITION OF THE COMPANY

The Company has been advised that a stockholder intends to present the following proposal at the Annual Meeting. The proposed resolution and supporting statement, for which neither the Company nor the Board of Directors accepts responsibility, are set forth below exactly as submitted by the stockholder to the Company. The proposal was submitted by Phillip A. Lewis, 905 E. Arlington Blvd, Greenville, North Carolina 27858, who has advised the Company that he holds 149,186 shares of Common Stock.

Resolution

RESOLVED, that the shareholders hereby inform the Board of Directors that the shareholders recommend that the Board of Directors immediately take the necessary steps to achieve a sale, merger, or other disposition of the Company on terms that will maximize shareholder value as promptly as possible.

Supporting Statement

The Company and its subsidiary First South Bank have suffered a long run of financial underperformance. Since Q1 2013, the Company’s Returns on Average Assets have declined from 1.03% to 0.54%, with a nadir of 0.33% in Q1 2015. Returns on Equity have declined from 9.22% to 5.99% over the same period, also bottoming at 3.59% in Q1 2015. The Company’s quarterly dividends held steady at $0.20/share from 2008 to 2010 before disappearing in 2011 and reappearing at a tiny $0.025/share in 2014. After reaching $0.43 in Q3 2007, the Company’s earnings per share dropped to $0.03 in Q1 2011, and were an anemic $0.13 in Q3 2015. Meanwhile, the Company’s total expenses have increased by over 40% since Q3 2012, with advertising expenses increasing 842% over the same period. And the Company’s efficiency ratio for Q3 2015 was 82.26%, far above the level of a well-managed bank.

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This financial decline has continued even with the Company’s acquisition of nine branches from Bank of America in September 2014. While that transaction cost was presented as potentially increasing the Company’s assets from $711 million to $972 million, total assets were $913 million as of September 30, 2015. The deposits acquired appear to have been mismatched with the Bank’s products and services. This acquisition resulted in a pretax charge of $345,000 due to excess liquidity acquired in the transaction, and terminated a hedging strategy involving $20M of FHLB loans. Despite purchasing these branches and assets, FHLB borrowings to fund the Company’s loans have bounced back to $32M and $33M in Q2 and Q3 of 2015.

Meanwhile, before 2015 the Company’s independent directors were over 73 on average with little banking industry experience, and located almost exclusively in Washington, N.C. Those directors earned over $50,500 on average last year, significantly exceeding director compensation for peer banks. This year, the Company appointed two directors who have little stake in its success. Current Form 4 filings show that Lindsey Crisp owns 7,668 shares, and that Steven Griffin owns only 625 shares. Also, the Company’s executive officers benefit from unusual agreements that allow for additional cash payments, or “excise tax gross ups,” to cover excise taxes that might arise in connection with a separation from service.

With the number of potential acquirers dwindling in a competitive marketplace and compliance burdens increasing drastically, the Company is on an unsustainable path. I propose that the shareholders vote for the resolution described above at the Company’s next Annual Meeting. I intend to hold the securities required by Rule 14a-8(b) through the Annual Meeting.

COMPANY’S STATEMENT OF OPPOSITION

Your Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

The Board of Directors has reviewed the proposal and has concluded that its adoption would not be in the best interests of stockholders. Maximizing long-term stockholder value is of utmost importance to the Board of Directors and your Board believes that adopting the proposed stockholder resolution is inconsistent with that goal. Your Board of Directors unanimously believes that adopting a proposal to “immediately take the necessary steps to achieve a sale, merger or other disposition of the Company” would be contrary to achieving the stated purpose of this proposal—the maximization of stockholder value.

Your Board believes that the adoption of this proposal is ill-advised and unwarranted based on the arguments put forth in the proponent’s supporting statement. Adoption could create uncertainty with respect to the Company’s future, which could undermine the Company’s relationships with its customers, employees and the communities that it serves. This uncertainty could have unintended consequences and adversely impact the Company’s ability to operate effectively, which may result in a decline in revenues due to the loss of high-quality employees and the customers they serve. These consequences could result in erosion of the Company’s value. As a result, potential acquirers might not bid as aggressively for control of the Company as they might otherwise in a transaction where the Company was not pressured to publicly seek an immediate sale. Additionally, the proper timing of a merger or sale is of critical importance in maximizing stockholder value. If immediate steps to sell, merge or dispose of the Company are taken when strong potential acquirers are occupied with other transactions, the Company could be left to choose from weaker suitors possessing an inferior capacity to pay a premium for the Company or lacking the experience to successfully execute a strategic transaction and subsequent integration. Taking the hurried steps to achieve a sale, merger or other disposition might not maximize stockholder value in the same way as the successful execution of a well-conceived and well-timed strategy.

The proponent’s supporting statement focuses on the Company’s financial performance for the first quarter of 2015. The first quarter of 2015 was the first full operating quarter subsequent to a strategic branch acquisition undertaken as part of a long-term strategy to increase stockholder value. In mid-December of 2014, the Company acquired nine banking centers from Bank of America, N.A. that included approximately $173 million in low-cost core deposits and approximately $1 million in earning assets. Your Board pursued this course of action with the understanding that the transaction would not provide immediate earnings improvement, but rather would increase franchise and stockholder value over a longer time horizon. The strategy has produced improving financial results every fiscal quarter since the first quarter of 2015, resulting in earnings per diluted share of $0.16 for the fourth quarter of 2015—the highest earnings per share for a quarter since mid-2013. The Board believes that the Company’s long-term strategy is being successfully executed with tangible results. Your Board of Directors further believes that continuing to execute on our franchise enhancement strategy is the better course of action to maximize stockholder value. It is the Board’s opinion that basing this proposal on financial results from the quarter immediately following a strategic acquisition designed to enhance stockholder value over a longer time horizon is misguided.

Over the past three years, your Board has taken several strategic steps that have resulted in higher per share value. In early 2013, the Company sold $47 million in troubled loans and revalued our foreclosed real estate assets. After significantly improving the quality of the loan portfolio, the Company reinstated a cash dividend, announced two stock repurchase plans and has repurchased and retired 265,408 shares through December 31, 2015. In 2014, the Company strengthened and expanded its commercial banking presence in the high growth markets of Raleigh and Durham, North Carolina; a move that played an important role in our loan portfolio growth during 2015. These strategic initiatives, in conjunction with the branch acquisition in December 2014, have resulted in stock price appreciation of 70.66% over the period of January 1, 2013 to December 31, 2015. This compares favorably to price appreciation of the Nasdaq Composite Index (60.89%), the S&P 500 Index (39.76%) and the Dow Jones Industrial Index (29.92%) for that period.

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Your Board of Directors regularly monitors the Company’s business and financial performance, and reviews the strategy for creating value for all stockholders in the context of the Company’s long-term objectives. Your Board of Directors fully recognizes its responsibility and duties and stays abreast of developments within the financial institutions market. The Company presently has relationships with several nationally recognized investment banking firms. Accordingly, your Board of Directors believes it is in the best and most informed position to evaluate all of the options and strategic alternatives that may be available to the Company that are in the best interests of the stockholders, including if, when, and under what terms and conditions a merger with another financial institution should be considered.

If stockholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If the stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted against the proposal.

Based on all the factors outlined above, the Board of Directors unanimously recommends a vote “AGAINST” the stockholder proposal.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this proxy statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the determination of a majority of the Board of Directors.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $6,500 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies.  In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, or by email, facsimile or telephone without receiving additional compensation.

The Company’s 2014 Annual Report to Stockholders (“Annual Report”), including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. The Annual Report is also available to all stockholders on a publicly accessible Internet website at www.edocumentview.com/FSBK. Any stockholder may obtain a copy of the Annual Report by visiting the website www.edocumentview.com/FSBK; or by writing to the Secretary of the Company. The Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to Corporate Secretary, First South Bancorp, Inc., 1311 Carolina Avenue, Washington, North Carolina 27889. The Company’s Annual Report on Form 10-K is available on a publicly accessible Internet website at www.edocumentview.com/FSBK.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in 2017 Proxy Statement. To be eligible for inclusion in the proxy statement for the 2017 Annual Meeting of Stockholders, stockholder proposals must be received by the Company’s Secretary no later than the close of business on December 16, 2016. Proposals should be sent to the Secretary, First South Bancorp, Inc., 1311 Carolina Avenue, Washington, North Carolina 27889 and follow the procedures required by SEC Rule 14a-8.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2017 Annual Meeting. Under our Articles of Incorporation, a stockholder who wishes to nominate an individual for election to the Board of Directors directly or to propose any business to be considered at an annual or special meeting must deliver advance notice of such nomination or proposal to the Company following the procedures in the Articles of Incorporation.

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The notice must be in writing and contain the information specified in the Articles of Incorporation for a director nomination or other business. To be timely, the notice must be delivered or mailed to the Secretary of the Company not less than thirty days nor more than sixty days prior to the date of the 2017 Annual Meeting. However, if the Company gives less than forty days’ notice of the 2017 Annual Meeting to stockholders, the written notice shall be delivered not later than the close of business on the tenth day following the day on which notice of the 2017 Annual Meeting was mailed to stockholders. Notices should be delivered or mailed to the Secretary of the Company at 1311 Carolina Avenue, Washington, North Carolina 27889.

The chairman of the 2017 Annual Meeting may determine whether any nomination or other business has been properly brought before the meeting in accordance with the Company’s Articles of Incorporation. If the chairman determines that a nomination or proposal was not properly brought before the meeting, then the defective nomination or proposal will be disregarded and laid over for action at the next annual or special meeting of stockholders. Management and any other person duly named as proxy by a stockholder will have the authority to vote in their discretion on any nomination for director or any other proposal at an annual meeting if the Company does not receive notice of the nomination or other proposal within the time frames described above.

The requirements described above are separate from the procedures you must follow to submit a nominee for consideration by the Nominating Committee for recommendation to the Board for election as a director as described under “Committees of the Board of Directors” and from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to SEC Rule 14a-8.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William L. Wall

William L. Wall
Secretary

Washington, North Carolina

April 15, 2016

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FIRST SOUTH BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 26, 2016.

Vote by Internet

- Go to **www.investorvote.com/FSBK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Bruce W. Elder	☐	☐	02 - L. Steven Lee	☐	☐

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	For	Against	Abstain
2. The ratification of the appointment of Cherry Bekaert LLP as the independent registered public accounting firm of First South Bancorp, Inc. for the fiscal year ending December 31, 2016.	☐	☐	☐
3. Stockholder proposal regarding a sale, merger or other disposition of the Company.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2 1 D V 2 7 3 3 1 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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YOUR VOTE IS IMPORTANT!
Annual Meeting Materials are available on-line at:
www.investorvote.com/FSBK

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — FIRST SOUTH BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steve L. Griffin, Frederick H. Howdy, Charles E. Parker, Jr. and Marshall T. Singleton, or any of them, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of the common stock of First South Bancorp, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the First South Bank (the "Bank") Operations Center located at 220 Creekside Drive, Washington, North Carolina, on Thursday, May 26, 2016, at 11:00 a.m. (the "Annual Meeting"), and at any and all adjournments thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE LISTED NOMINEES, "FOR" THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND "AGAINST" THE STOCKHOLDER PROPOSAL. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Should the above signed be present and elect to vote at the Annual Meeting or at any adjournment thereof, then the power of said attorneys and prior proxies shall be deemed terminated and of no further force and effect. The above signed may also revoke his or her proxy by filing a subsequent proxy or notifying the Secretary of the Company of his or her decision to terminate his or her proxy.

By signing, dating and mailing this proxy or by voting by telephone or the Internet, you acknowledge that you have received from the Company a Notice of Annual Meeting, a Proxy Statement dated April 15, 2016 and our 2015 Annual Report to Stockholders.

Please sign exactly as your name appears on the enclosed card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Corporation proxies should be signed in corporate name by an authorized officer.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.